(1) Pro rata distribution of shares.

(2) Dr. Philippe Chambon ("Chambon"), in his capacity as a member of the investment committees of DLJCC (as defined below) and of DLJLBO (as defined below), may be deemed to beneficially own the shares as to which this Form 4 relates. Dr. Chambon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Sprout Capital IX, L.P. ("Sprout IX"), Sprout Capital VIII, L.P. ("Sprout VIII"), Sprout

Entrepreneurs Fund, L.P. ("Sprout Entrepreneurs"), Sprout IX Plan Investors, L.P. ("IX Plan"),

Sprout Plan Investors, L.P. ("Plan Investors"), Sprout Venture Capital, L.P. ("Sprout Venture")

and DLJ ESC II, L.P. ("ESC II") are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation ("DLJCC"), a Delaware corporation acts as a venture capital partnership management company. DLJCC is also the general partner of Sprout

Entrepreneurs and Sprout Venture. DLJCC is also the managing general partner of Sprout IX and

Sprout VIII and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX, Sprout VIII, Sprout Entrepreneurs and

Sprout Venture. DLJ Associates IX, L.P. ("Associates IX"), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX.

DLJ Capital Associates IX, Inc. ("DLJCA IX"), a Delaware corporation, is the managing general partner of Associates IX. DLJ Associates VIII, L.P. ("Associates VIII"), a Delaware

limited partnership, is a general partner of Sprout VIII and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout VIII. DLJ Capital Associates VIII, Inc. ("DLJCA VIII"), a Delaware corporation, is the managing general partner of Associates VIII. Dr. Chambon is a limited partner of

Associates IX and Associates VIII. DLJ LBO Plans Management Corporation II ("DLJLBO"),

a Delaware corporation, is the general partner of IX Plan and Plan Investors and, as such,

is responsible for each of their day-to-day management. DLJLBO makes all of the investment decisions on behalf of IX Plan and Plan Investors.

(3) Includes (i) 437,976 shares of Common Stock being disposed of by Sprout VIII and

(ii) 425,700 shares of Common Stock being disposed of by Sprout IX.

(4) Includes (i) 21,851 shares of Common Stock held directly by Plan Investors, (ii) 37,740 shares of Common Stock held directly by Sprout Venture, (iii) 40,414 shares of Common Stock held directly by ESC II, (iv) 993,313 shares of Common Stock held directly by Sprout IX,

(v) 6,665 shares of Common Stock held directly by Sprout Entrepreneurs, (vi) 79,439 shares of Common Stock held directly by IX Plan, (vii) 8,777 shares of Common Stock held directly by DLJCC and (x) 54,976 shares of Common Stock held directly by Chambon.